EXHIBIT 99.1

Rekor Systems, Inc. Reports First Quarter 2023 Financial Results

Highlights:

•	Q1 2023 gross revenue increased 108% to $6.2 million as compared to $3.0 million in Q1 2022
•	Recurring revenue increased 148% to $4.2 million in Q1 2023 as compared to $1.7 million in Q1 2022
•	Performance obligations increased 14% to $24.3 million as of March 31, 2023, as compared to $21.4 million as of December 31, 2022
•	Closed $15 million Senior Secured Notes offering in January 2023
•	Completed $10 million Registered Direct Offering in March 2023

COLUMBIA, MD / ACCESSWIRE / May 15, 2023 / Rekor Systems, Inc (NASDAQ:REKR) ("Rekor" or the "Company"), a global AI technology company, a leader in providing innovative solutions that are making the world's roadways safer, greener and more efficient, today announced its financial results for the three months ended March 31, 2023.

"We have made substantial progress in managing our operation's cash burn during the first three months of 2023. This trend is a tangible result of our ongoing efforts to optimize business operations. Furthermore, the full impact of additional reduction measures that were implemented this quarter will be realized in the second quarter of 2023 and beyond, reinforcing our commitment to achieving sustainable financial performance," said Eyal Hen, CFO Rekor. "Successfully implementing strategic cost reductions is part of prudent financial management and has helped the Company adapt to challenging market conditions while sustaining remarkable growth and accelerating our path to future profitability."

Hen added, "We are pleased to have raised additional funds during the first quarter in light of the extraordinary opportunities we are pursuing in 2023. These funds will be vital in sustaining our most important strategic initiatives and preserving the momentum of our first mover advantage in key areas."

"The next decade will witness an overwhelming need for hundreds of thousands of new permanent and portable data collection systems worldwide. These systems won't just be shiny new, more efficient versions of the tens of thousands of outdated legacy systems they replace, but systems that overcome serious limitations that the users of those systems have struggled with for years," said Robert A. Berman, Chair and CEO Rekor. "In many cases, these aging systems have been left to languish. Significant voids in essential data gathering have been unaddressed for many years because of serious safety and congestion concerns that have made their value even more marginal."

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Berman concluded, "Rekor Discover is poised to meet this demand head-on by offering highly accurate, always-operational count, class, and speed capabilities that can be implemented without any safety and operational drawbacks plaguing the existing systems. By deploying our cutting-edge AI solution, we provide unparalleled accuracy in data collection and become the crucial Internet of Things (IoT) nodes that form the backbone of a robust roadway operating system.The future of roadway data collection and analysis lies in Rekor Discover."

First Quarter 2023 Financial Results

Revenues

Gross revenue for the three months ended March 31, 2023, increased $3,210,000 or 108% to $6,185,000, compared to $2,975,000 for the same period last year. This increase was primarily attributable to our recent acquisition.

Recurring revenue for the three months ended March 31, 2023, which includes SaaS, eCommerce, data aggregation, and customer support revenue, increased $2,509,000 or 148% to $4,204,000, compared to $1,695,000 for the three months ended March 31, 2022.

Product and service revenue for the three months ended March 31, 2023, which includes hardware and perpetual license sales, increased by $701,000 or 55% to $1,981,000, compared to $1,280,000 for the three months ended March 31, 2022.

Loss from Operations

Operating expenses for the three months ended March 31, 2023, increased to $16,004,000, compared to $14,116,000 for the three months ended March 31, 2022. A certain amount of expense increase is inevitable as the Company increases its size and overall revenue base. However, this increase was also primarily attributable to depreciation and amortization expenses as a result of additional implementations of our technology, targeted research and development efforts as we completed and began production deployment of our count, class, and speed offerings for the urban mobility market, and increased professional services expenses.

Additional Key Performance Indicators

Performance Obligations

As of March 31, 2023, the Company had approximately $24,330,000 in remaining performance obligations not yet satisfied or partially satisfied. This is an increase of approximately 14%, up from $21,412,000 of remaining performance obligations as of December 31, 2022. The Company expects to recognize approximately 67% of this amount as revenue over the succeeding twelve months. The remainder is expected to be recognized over the next two to four years.

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Total Contract Value

The total contract value of contracts won in a given period provides visibility into the Company's future operating results and cash flows from operations. This is not a measurement under accounting principles generally accepted in the U.S. ("U.S. GAAP") as there are certain assumptions embedded in the total contract value of an agreement, such as the success rate of renewal periods, cancellations, and usage estimates. During the three months ended March 31, 2023, the Company won contracts valued at $12,083,000, compared to $1,525,000 for the value of contracts won during the three months ended March 31, 2022. This growth represents $10,558,000 or 692% growth period-over-period.

Additional Non-GAAP Measures

Adjusted Gross Profit and Adjusted Gross Margin

Adjusted gross profit for the three months ended March 31, 2023, increased to $3,317,000 with an adjusted gross margin of 54%, compared to $1,438,000 and an adjusted gross margin of 48% for the three months ended March 31, 2022. The increase in adjusted gross profit was attributable to a higher mix of software revenue. We are continually working to improve our margin by implementing new technology to further drive down costs and increase our margin.

EBITDA and Adjusted EBITDA

The Company calculates EBITDA as net loss before interest, taxes, depreciation, and amortization. The Company calculates Adjusted EBITDA as net loss before interest, taxes, depreciation, and amortization, adjusted for (i) impairment of intangible assets, (ii) loss on extinguishment of debt, (iii) stock-based compensation, (iv) losses or gains on sales of subsidiaries, and (v) other unusual or non-recurring items. EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under U.S. GAAP and should not be considered as an alternative to net earnings or cash flow from operating activities as indicators of our operating performance or as a measure of liquidity or any other measures of performance derived in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors, and other interested parties in the evaluation of a company's ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

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The following table sets forth the components of the EBITDA and Adjusted EBITDA for the periods included (dollars in thousands):

	Three Months Ended March 31,
	2023	2022
Net loss from continuing operations	$(12,682)	$(12,673)
Income taxes	-	-
Interest	761	9
Depreciation and amortization	1,955	1,364
EBITDA	$(9,966)	$(11,300)

Share-based compensation	$1,112	$1,900
Gain on extinguishment of debt	(527)	-
Adjusted EBITDA	$(9,381)	$(9,400)

Rekor has scheduled a conference call to discuss its first quarter results on Monday, May 15, 2023, at 4:30 P.M. (Eastern).

Any person interested in participating in the call should please dial in approximately 10 minutes prior to the start of the call using the following information:

North America: 877-407-8037 (Toll-Free)

International: 201-689-8037

A live webcast of the conference call will be available online at:

https://link.edgepilot.com/s/e04abfe7/I75zIjGALkKnXl7XKUz8Cg?u=https://event.choruscall.com/mediaframe/webcast.html?webcastid=rsDpfG3u

REPLAY INFORMATION

A replay will be made available online approximately two hours after the live call for two weeks. To access the replay, use the following numbers:

Replay Dial-In: 877-660-6853 / 201-612-7415

Access ID: 13738383

An archived webcast will also be available to replay this conference call directly from the Company's website under Investors, Events & Presentations.

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About Rekor Systems, Inc.

Rekor Systems, Inc. (NASDAQ: REKR) is a trusted global authority on intelligent infrastructure providing innovative solutions that drive the world to be safer, greener and more effivcient. As a provider of comprehensive, continuous, and real-time roadway intelligence, Rekor leverages AI, machine learning, and holistic data to support the intelligent infrastructure that is essential for smart mobility. With its disruptive technology, the Company delivers integrated solutions, actionable insights, and predictions that increase roadway safety. To learn more, please visit our website: https://rekor.ai, and follow Rekor on social media on LinkedIn, Twitter, and Facebook.

Forward-Looking Statements

This press release and its links and attachments contain statements concerning Rekor Systems, Inc. and its future expectations, plans, and prospects that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the impact of Rekor's core suite of AI-powered technology and the size and shape of the global market for ALPR systems. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," by the negative of these terms or by other similar expressions. You are cautioned that such statements are subject to many risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual circumstances, events or results may differ materially from those projected in the forward-looking statements, particularly as a result of various risks and other factors identified in our filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events, or otherwise.

Company Contact:

Rekor Systems, Inc.

Eyal Hen

Chief Financial Officer

Phone: +1 (443) 545-7260

ehen@rekor.ai

Media & Investor Relations Contact:

Rekor Systems, Inc.

Charles Degliomini

ir@rekor.ai

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REKOR SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	March 31, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$12,066	$1,924
Restricted cash and cash equivalents	378	254
Accounts receivable, net	4,298	3,238
Inventory	2,016	1,986
Note receivable, current portion	340	340
Other current assets, net	1,653	1,202
Current assets of discontinued operations	579	331
Total current assets	21,330	9,275
Long-term assets
Property and equipment, net	16,007	16,733
Right-of-use lease assets, net	9,509	9,662
Goodwill	20,593	20,593
Intangible assets, net	20,258	21,299
Note receivable, long-term	737	822
SAFE investment	2,005	2,005
Deposits	3,329	3,451
Total long-term assets	72,438	74,565
Total assets	$93,768	$83,840
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$6,158	$5,963
Notes payable, current portion	-	1,000
Related party notes	-	1,000
Loan payable, current portion	97	106
Lease liability, short-term	1,074	1,069
Contract liabilities, short-term	4,246	3,044
Other current liabilities	2,202	2,772
Current liabilities of discontinued operations	579	490
Total current liabilities	14,356	15,444
Long-term Liabilities
Notes payable, long-term	2,000	2,000
2023 Promissory Notes, net of debt discount of $1,507	2,493	-
2023 Promissory Notes - related party, net of debt discount of $3,201	5,299	-
Loan payable, long-term	331	349
Lease liability, long-term	13,867	14,237
Contract liabilities, long-term	1,345	1,005
Deferred tax liability	52	52
Other non-current liabilities	2,048	1,416
Total long-term liabilities	27,435	19,059
Total liabilities	41,791	34,503
Commitments and contingencies (Note 9)
Stockholders' equity
Common stock, $0.0001 par value; authorized; 100,000,000 shares; issued: 61,122,128, shares as of March 31, 2023 and 54,446,602 as of December 31, 2022; outstanding: 61,030,637 shares as of March 31, 2023 and 54,405,080 as of December 31, 2022.	6	5

Preferred stock, $0.0001 par value, 2,000,000 authorized, 505,000 shares designated as Series A and 240,861 shares designated as Series B as of March 31, 2023 and December 31, 2022, respectively. No preferred stock was issued or outstanding as of March 31, 2023 or December 31, 2022, respectively.

Treasury stock, 91,491 and 41,522 shares as of March 31, 2023 and December 31, 2022, respectively.	(506)	(417)
Additional paid-in capital	218,157	202,747
Accumulated deficit	(165,680)	(152,998)
Total stockholders' equity	51,977	49,337
Total liabilities and stockholders' equity	$93,768	$83,840

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REKOR SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share data)

	Three Months Ended March 31,
	2023	2022
Revenue	$6,185	$2,975
Cost of revenue, excluding depreciation and amortization	2,868	1,537

Operating expenses:
General and administrative expenses	7,201	7,308
Selling and marketing expenses	1,890	1,352
Research and development expenses	4,958	4,092
Depreciation and amortization	1,955	1,364
Total operating expenses	16,004	14,116

Loss from operations	(12,687)	(12,678)
Other income (expense):
Gain on extinguishment of debt	527	-
Interest expense, net	(761)	(9)
Other income	239	14
Total other income (expense)	5	5
Loss before income taxes	(12,682)	(12,673)
Income tax benefit (provision)	-	-
Net loss from continuing operations	(12,682)	(12,673)
Net income from discontinued operations	-	72
Net loss	$(12,682)	$(12,601)
Loss per common share from continuing operations - basic and diluted	(0.23)	(0.29)
Earning per common share discontinued operations - basic and diluted	-	0.00
Loss per common share - basic and diluted	$(0.23)	$(0.29)

Weighted average shares outstanding
Basic and diluted	54,680,048	44,087,911

SOURCE: Rekor Systems, Inc.

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